EXHIBIT 99.1


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                                  PRESS RELEASE
                                September 3, 1996




     Dr. Dennis B. Longmire, Chairman of Darling International Inc. ("Darling"), and James B. Stevens, President of International Processing Corporation ("IPC"), announced today that Darling has acquired 100% of the stock of IPC for $30 million in cash.


         Darling, the largest food waste recycling company in the United States, recycles restaurant grease and meat processing by-products into finished products used primarily by oleo-chemical and animal feed manufacturers. Darling had sales for the twelve months ended June 30, 1996 of $433.4 million. IPC is the largest processor in the United States of by-products collected from bakeries, pasta manufacturers, confectioners and snack food producers, and had sales for the twelve months ended June 30, 1996 of $71.3 million. Although both Darling and IPC presently sell to the animal feed industry, the products IPC sells to that industry will be a new line of business for Darling.


     Dr. Longmire stated that he believes the two businesses are complementary and that the combined company should be able to more efficiently sell enhanced products to the animal feed industry. Mr. Stevens will continue as President of IPC, which will continue current operations as a wholly-owned subsidiary of Darling.



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